Exhibit 99.1

Press Contacts:
Gary R. Shook, President	540-687-4801 or
pres@middleburgbank.com

Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION RECEIVES APPROVAL TO REPAY FUNDS FROM U.S. TREASURY DEPARTMENT’S

CAPITAL PURCHASE PROGRAM.

MIDDLEBURG, Va. – December 21, 2009 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), announced today that it has received regulatory approval to redeem all of the 22,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) it sold to the U.S. Treasury Department in January 2009 as part of the Capital Purchase Program. The Company expects the redemption transaction to close prior to December 31, 2009.

Earlier this year, Middleburg Financial Corporation raised approximately $24.3 million through common equity offerings. The majority – approximately $19.3 million – was raised through a public offering and $5 million came through a private placement with David L. Sokol. The capital raised through these equity transactions will be used to redeem the Preferred Stock sold to the U.S. Treasury Department.

“The redemption of our Preferred Shares from the U.S. Treasury will allow Middleburg Financial Corporation to move forward in 2010 without the overarching restrictions brought on through continued modifications to the original program by the U.S. Treasury” said Mr. Joseph L. Boling, Chairman and CEO of Middleburg Financial Corporation. “We believe that our common shareholders, through their continued investments in our company, will be the immediate beneficiaries of this action” added Mr. Boling.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with eight financial service centers. Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc. Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg and Williamsburg. Middleburg Investment Advisors, Inc. is an SEC registered investment advisor located in Alexandria, Virginia.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission.

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